Exhibit 10.77

ELEVENTH AMENDMENT

OF

TAYLOR CAPITAL GROUP, INC. 401(K) PLAN

(Effective as of October 1, 1998)

WHEREAS, Taylor Capital Group, Inc. (the “Company”) maintains the Taylor Capital Group, Inc. 401(k) Plan (Effective as of October 1, 1998) (the “Plan”); and

WHEREAS, amendment of the Plan is now considered desirable;

NOW, THEREFORE, by virtue of the power reserved to the Company by subsection 15.1 of the Plan, and in exercise of the authority delegated to the Committee established pursuant to Section 16 of the plan (the “Committee”) by subsection 15.1 of the Plan, the Plan is hereby amended in the following particulars:

4. By substituting the following for the second sentence of subsection 1.5 of the Plan, effective January 1, 2004:

“Any notice or document required to be given to or filed with the Committee will be properly given or filed if delivered or marked, by registered or certified mail, postage prepaid, to the Committee, in case of the Company, at 9550 West Higgins Road, Rosemont, Illinois 60018.”

5. By substituting the following for subsection 3.3 of the Plan, effective March 1, 2004:

“3.3 Rollover Contributions

On behalf of a participant, the Committee may direct the Trustee to receive as a ‘rollover contribution’ any distribution that qualifies as an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from an eligible retirement plan (as defined in Section 402(c)(8) of the Code), a SIMPLE retirement account to the extent permitted under

Section 408(d)(3)(G) of the Code, a simplified employee pension (as defined in Section 408(k) of the Code), or a Thrift Savings Fund (as defined in Section 7701(j) of the Code), subject to the following:

(a)	The Trustee may accept an eligible rollover distribution in the form of a direct rollover (as described in Section 401(a)(31) of the Code) or an indirect rollover (as described in Section 402(c) of the Code). The Committee shall establish such rules and procedures as it deems necessary regarding the acceptance of rollover contributions, including the methods by which rollovers may be made to the Plan. Unless otherwise determined by the Committee, the Trustee shall not accept rollovers of amounts not includible in an individual’s gross income (i.e. after-tax amounts).

(b)	Any rollover contributions received by the Trustee on behalf of a participant (or an eligible employee) shall be credited to the rollover account of the participant (or the eligible employee) in accordance with subsection 6.1. A participant (or an eligible employee) shall at all times have a nonforfeitable right to the net credit balance in the participant’s rollover account.

(c)	If after a rollover contribution has been received by the Trustee on behalf of a participant (or an eligible employee) the Committee learns that all or part of such rollover contribution did not meet the requirements of the Code and the regulations and rulings thereunder, the Committee may direct the Trustee to make a distribution to the participant (or eligible employee) of the nonqualified portion of such rollover contribution (and earnings thereon) that were credited to the rollover account of the participant (or eligible employee).”

6. By substituting the phrase “2006 or thereafter” for the phrase “2005 or thereafter” where the latter appears in the chart in subsection 3.5 of the Plan, effective January 1, 2002.

7. By adding the following new subsection 6.7 to the Plan, effective January 1, 2004:

“6.7 Application of Proceeds Received in Settlement of Reliance Securities Litigation

The Plan is receiving proceeds from the settlement of litigation (In re Consolidated Reliance Acceptance Group Shareholder Litigation) relating to shares of stock of Reliance Acceptance Group, on behalf of both participants and former participants (and their beneficiaries) in this Plan and Cole Taylor Financial Group Employee Stock Ownership Plan (CTFG Plan). Trust Company of Illinois, Inc. will act as independent fiduciary to (a) determine the use of the proceeds to pay Plan expenses incurred in connection with making the claim for proceeds, in allocating the proceeds and in distributing the proceeds; and (b) determine the allocation of proceeds among accounts of Participants and former Participants (and their beneficiaries) of this Plan and the CTFG Plan. Proceeds allocated to accounts in this Plan shall be allocated to ‘Special Employee Accounts’ of applicable Participants, which accounts shall (i) be 100% vested, (ii) be invested initially pursuant to the Participant’s then effective investment election (or, if none is in effect, in the same proportion as the Participant’s other accounts are invested among investment funds, and if the Participant has no other accounts, in such investment fund or funds or the Committee may determine), and (iii) shall otherwise be subject to Plan provisions.”

8. By substituting the following for subsection 10.4 of the Plan, effective March 1, 2004:

“10.4 Forfeitures

The amount of a participant’s account forfeited under subsection 10.2 or subparagraph 11.7(d) shall be a ‘forfeiture.’ As determined by the Committee, forfeitures shall be (1) applied to reduce employer matching contributions otherwise required under the Plan, or (2) used to pay proper expenses of the Plan and trust, or (3) used to restore previously forfeited benefits under subparagraph 11.7(d) or subsection 12.2. If a participant is reemployed by the Employers before he incurs five consecutive one-year breaks in service, subsection 12.2 shall apply.”

9. By substituting the following for subparagraph 11.7(d) of the Plan, effective March 1, 2004:

“(d)

If the whereabouts of such spouse, relatives and designated beneficiary then are unknown to the Committee, the benefits of such participant or beneficiary shall be treated as a forfeiture under Section 10.4, provided that such benefits shall be reinstated if the participant or beneficiary makes a claim for the forfeited benefits.”

IN WITNESS WHEREOF, the undersigned duly authorized member of the Committee has caused the foregoing amendment to be executed this 17th day of March 2004.

/s/ MELVIN E. PEARL

On behalf of the Committee as Aforesaid